Exhibit 4.20

EXECUTION COPY

DATED as of September 14, 2007

CGEN MEDIA TECHNOLOGY COMPANY LIMITED

as Chargor

MEDLEY OPPORTUNITY FUND, LTD.

as Chargee

DEBENTURE

(HK HOLDCO)

TABLE OF CONTENTS

Page
ARTICLE I	Definitions and Interpretation	- 1 -
ARTICLE II	Creation of Security	- 5 -
ARTICLE III	Reserved	- 7 -
ARTICLE IV	Discharge And Reinstatement	- 7 -
ARTICLE V	Continuing Security	- 8 -
ARTICLE VI	Representations and Warranties	- 9 -
ARTICLE VII	Undertakings	- 10 -
ARTICLE VIII	Power Of Sale, Application Of Moneys And Receiver	- 16 -
ARTICLE IX	Proceeds Of Security Realization	- 19 -
ARTICLE X	Non-Liability Of Receiver Or Chargee	- 20 -
ARTICLE XI	Third Party Enquiries	- 21 -
ARTICLE XII	Chargee’s Or Receiver’s Receipt	- 21 -
ARTICLE XIII	Chargee’s Right To Set Off And Lien	- 21 -
ARTICLE XIV	Personal Liability	- 22 -
ARTICLE XV	Claims By Chargor	- 22 -
ARTICLE XVI	Taxes And Other Deductions	- 22 -
ARTICLE XVII	Fees, Costs And Expenses	- 23 -
ARTICLE XVIII	Indemnity	- 24 -
ARTICLE XIX	Further Assurances and Registration	- 25 -
ARTICLE XX	Power Of Attorney	- 25 -
ARTICLE XXI	Suspense Account	- 26 -
ARTICLE XXII	Assignment	- 26 -
ARTICLE XXIII	Secondary Market Transactions	- 26 -
ARTICLE XXIV	Miscellaneous	- 27 -

SCHEDULE I	SECURITY PERFECTION REQUIREMENTS

DEBENTURE

(HK HOLDCO)

THIS DEBENTURE (HK HOLDCO) (this “Deed”) is made and entered into on September 14, 2007, by and among:

(1)	CGEN Media Technology Company Limited, a private company limited by shares incorporated under the laws of Hong Kong, registration number 0875785, as chargor (the “Chargor”); and

(2)	Medley Opportunity Fund, Ltd., a company incorporated under the laws of Cayman Islands, as chargee (the “Chargee”).

RECITALS

A. Pursuant to a certain Credit Agreement (the “Credit Agreement”), dated as of September 7, 2007, by and between the Chargor, as borrower, and the Chargee, as the Lender (as defined in the Credit Agreement), the Chargee has agreed to concurrently herewith extend a secured term loan to the Chargor in the original principal amount of USD 30,000,000 (the “Loan”).

B. The Loan shall be evidenced by that certain Promissory Note, dated of even date herewith, executed concurrently herewith by the Chargor and payable to the order of Chargee in the original principal amount of USD 30,000,000 (the “Note”).

C. It is a condition precedent to the Chargee making the Loan to the Chargor that the Chargor, among other things, executes this Deed and charges, assigns or mortgages, as applicable, in favour of Chargee, its interests in the Security Assets (as defined in Section 1.1.2 herein).

NOW THIS DEED WITNESSES as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions and Principles of Construction.

1.1.1 Credit Agreement Provisions. In this Deed (including in the Recitals), words and expressions defined, and principles of construction and interpretation set out, in Article 1 of the Credit Agreement shall, unless the context otherwise requires, have the same meanings herein, save that in the event of a conflict between a definition in the Credit Agreement and a definition in this Deed, the definition in this Deed shall prevail.

1.1.2 Additional Definitions. The following terms shall, unless the context otherwise requires, have the meanings set forth below for purposes of this Deed:

“assets” of any Person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets and revenues (including any right to receive revenues).

“authorization” includes any approval, consent, declaration, direction, exemption, licence, permit, franchise, order, permission, filing, recording or registration and references to obtaining authorization shall be construed accordingly.

“Charged Property” means the assets of the Chargor subject to the first floating charge constituted by Section 2.1.7.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, the right to recover for all past, present and future infringements thereof, and all other rights of any kind whatsoever accruing there under or pertaining thereto.

“disposal” includes any sale, assignment, concession, transfer, exchange, lease, loan, surrender of lease, licence, waiver, compromise, release, creation of security, dealing with or the granting of any option or right or interest whatsoever or any agreement for any of the same and “dispose” shall be construed accordingly.

“Fixed Assets” means: (a) all fixed and movable plant, equipment and all furniture, Fixtures, fittings, vehicles and other fixed assets of the Chargor as of the date of this Deed; (b) any fixed assets acquired by the Chargor after the date of this Deed to replace, or supplement, or perform the same or a similar function as, the assets referred to in (a) of this definition and otherwise in the Chargor’s business; and (c) any other such fixed assets, inventory or stock-in-trade of the Chargor used by it in connection with any business it may have, and includes any specific item or part thereof.

“Fixtures” means in relation to any real property, means all fixed plant, fixed machinery and fixtures (including trade fixtures, fittings, goods and materials (other than those being personal chattels within the meaning of the Bills of Sale Ordinance (Cap. 20) of the Laws of Hong Kong) from time to time thereon or therein.

“guarantee” also includes any other obligation (whatever called) of any Person to pay, purchase, provide funds (whether by way of the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness of any other Person.

“Insurances” means the policies of assurance and insurance taken out by the Chargor, and any renewal, amendment of or supplement to the same.

“Intellectual Property Rights” means collectively all rights, title, interest in, to or under all Copyrights, all Patents and all trademarks of the Chargor, whether now owned or hereafter acquired by the Chargor, together with: (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to the Chargor with respect to any of the foregoing, in each case whether now or hereafter owned or used including the contracts, the licenses or other agreements with respect to the Copyright, the Patents or the trademarks; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogues, computer and automatic machinery software and programs; (d) all licenses, registrations, consents, permits, variances, certifications and approvals of Governmental Agencies now or hereafter held by the Chargor with respect to the Copyright, the Patents and the trademarks; and (e) all rights in respect of all causes of action, claims and warranties now or hereafter owned or acquired by the Chargor in respect of any of the items listed above; and “Intellectual Property Right” means any of them.

“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world.

“Permitted Encumbrances” means the following:

(i)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(ii)	judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that have been duly initiated for the review of such judgments have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(iii)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(iv)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(v)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Debt and that do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person;

(vi)	Liens created for the benefit of the Chargee to secure the Secured Obligations;

(vii)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, right of set-off or similar rights of remedies as to deposit account or other, funds maintained with a depositary institution that are not intended to provide collateral to the depositary institution; and

(viii)	any interest or title of a lessor under any Capital Lease or operating lease.

“Property Ordinance” means the Conveyancing and Property Ordinance (Cap. 219 of the Laws of Hong Kong).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party to the Chargee, pursuant or related to the Loan and/or any Loan Document.

“Security Assets” means all the assets and undertakings of the Chargor which subject to the security constituted by or granted under this Deed, and the proceeds of any or all of the foregoing.

“Security Assets Documents” means any agreement or instrument which constitutes, or relates to, any Security Asset assigned or charged hereunder, the Insurances and any other contracts, insurance policy, any licenses or agreements in favour of the Chargor in respect of Intellectual Property Rights and any leases in respect of real property.

“Security Period” means the period beginning on the date of this Deed and ending on the date on which the Chargee is satisfied (acting reasonably) that all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full and is not under any further obligation (whether actual or contingent) to make any advance or provide any financial accommodation under any of the Loan Documents.

1.2 Trust. The trust created by Article XV and other provisions of this Deed shall, pursuant to Section 6(1) of the Perpetuities and Accumulation Ordinance (Chapter 257 of the Laws of Hong Kong), be for a period of eighty (80) years less one (1) day.

1.3 Property Ordinance. In the context of the rights, powers, privileges, discretions and immunities conferred on the Chargee or a Receiver, references to charge or mortgage in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to this Deed and references to mortgaged land in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to the Security Assets.

ARTICLE II

CREATION OF SECURITY

2.1 Security. In consideration of, among other things, the Chargee agreeing to make the Loan available to the Chargor upon the terms and conditions of the Credit Agreement, the Chargor as beneficial owner and as continuing security for the due and punctual payment and discharge of the Secured Obligations, hereby:

2.1.1 Accounts Receivable: charges and agrees to charge to and in favour of the Chargee by way of first fixed charge, all accounts receivable, book and other debts of, and other sums of money owing to, the Chargor whatsoever both present and future, actual or contingent;

2.1.2 Real Property: mortgages and agrees to mortgage to and in favour of the Chargee by way of first fixed mortgage, all its real property and all its rights and interests in or affecting land (and to the extent consent is not required, all leases of whatever term), both present and future, and the proceeds of sale of such property, land and leases and all documents of title relating thereto including all Fixtures thereon and all rights, rights of way, powers, easements, benefits and title and appurtenances thereto belonging or appertaining or therewith at any time held, used, occupied or enjoyed AND all the estate, right, title, interest, property, claim and demand of the Chargor therein;

2.1.3 Fixed Assets: charges and agrees to charge to and in favour of the Chargee by way of first fixed charge the Fixed Assets;

2.1.4 Intellectual Property Rights: charges and agrees to charge to and in favour of the Chargee by way of first fixed charge, the Intellectual Property Rights;

2.1.5 Assignments: assigns and agrees to assign absolutely (to the extent that such assignment does not involve any breach of the relevant contracts) by way of security to the Chargee all its right, title, benefit and interest in and to (but none of its obligations under), and will, upon request, execute a separate assignment or assignments, by way of security, in such form and substance as the Chargee may require of all leases, contracts, licenses, guarantees, liens, rights and remedies to which the Chargor may now or at any time hereafter hold or take or be entitled to and all claims, proceeds of any claims, awards or judgments, returns of premium and all monies, which may at any time be or become paid or payable to the Chargor, under or in respect of any of the above, as the case may be;

2.1.6 Other Contracts: charges and agrees to charge to the Chargee, by way of first fixed charge all its right, title, benefit and interest in and to all contracts and agreements entered into by, made with, given to or for the benefit of, the Chargor and not otherwise specifically assigned above or specifically assigned pursuant to any other Security Agreement; and

2.1.7 Other Property: charges to the Chargee by way of first floating charge, all its assets whatsoever and wheresoever (including, for the avoidance of doubt, its goodwill, the Insurances and the right to receive any sums payable in respect of the Insurances) not otherwise specifically mortgaged, charged or assigned by this Section 2.1, provided that, except as otherwise hereinafter stipulated, the Chargor may deal with the Charged Property in the ordinary course of its business until the security constituted by this Deed becomes enforceable or this floating charge is crystallised, whether pursuant to Section 2.2 or otherwise (but so that the Chargor may continue to deal with any Charged Property unaffected by any partial crystallisation).

2.2 Crystallisation of Charge.

2.2.1 On the occurrence of any Event of Default, the floating charges created under Section 2.1.7 shall automatically and immediately, without any notice from the Chargee, and without any other formality whatsoever, attach and become fixed and operate as fixed charges.

2.2.2 Without prejudice to the effect of this Section, if the Chargor mortgages, charges, pledges or otherwise encumbers (whether by way of fixed or floating security or otherwise howsoever) any of the Charged Property except the Permitted Encumbrances or attempts so to do without the prior consent in writing of the Chargee, or if any Person levies or attempts to levy any distress, execution, sequestration or other process against all or any of the Charged Property, on the occurrence of any of such events, the floating charges created under Section 2.1.7 shall automatically and immediately, without any notice from the Chargee or any other formality or process whatsoever, crystallise and operate as fixed charges.

2.2.3 For the avoidance of doubt, if crystallisation of the floating charge pursuant to this Section is in respect of part, but not all, of the floating charges created under Section 2.1.7, the remaining part or parts of the floating charges created thereunder which has not crystallised as aforesaid shall subsist and remain in full force and effect.

2.2.4 Without being in any way restricted or prejudiced by the effect of, and in addition to, the other provisions contained in this Debenture, in particular, those contained in this Section, the Chargee may at any time, by notice in writing to the Chargor, convert the floating charges created under Section 2.1.7 into specific charges as regards any property or asset specified in the notice which the Chargee may in its absolute discretion consider to be in danger of being seized or sold under any form of distress, execution or other process, levied or threatened, and may (in the case of any levied or threatened distress, execution or other process) forthwith appoint a Receiver in respect thereof.

2.3 Conversion of Crystallized Charge: The Chargee may by notice in writing to the Chargor convert any of the assets which have become subject to a fixed charge pursuant to this Section 2 so that such assets shall again be subject to the floating charge, provided that the floating charge over any asset converted under this Section 2.3 shall be subject to the further operation of Section 2.2.

2.4 General Provisions.

2.4.1 The Security. All the security created under this Deed:

(a) is created in favour of the Chargee;

(b) with respect to the Security Assets, is created over present and future assets of Chargor; and

(c) is security for the payment of all the Secured Obligations.

2.4.2 Security Perfection Measures. If the rights of the Chargor under a document cannot be secured without the consent of a party to that document:

(a) the Chargor must notify the Chargee promptly;

(b) the security created hereunder will secure all amounts which the Chargor may receive, or has received, under that document but exclude the document itself; and

(c) unless the Chargee otherwise requires, the Chargor must use reasonable endeavours to obtain the consent of the relevant party to that document being secured under this Deed.

2.4.3 Chargor Remains Liable. Notwithstanding the assignment, charge and mortgage herein contained, the Chargor shall remain fully liable for observance and performance of all the obligations in relation to the Security Assets and shall have no claim against the Chargee in respect of any omission on the part of the Chargee.

2.5 Registration.

2.5.1 Registration with Hong Kong Companies Registry. The Chargor shall procure that this Deed and the particulars thereof shall, within five (5) weeks from the date hereof, be presented to the Hong Kong Companies Registry pursuant to Part III (Registration of Charges) of the Companies Ordinance (Cap.32). The information contained in each of the aforesaid registrations shall be in form and content approved by the Chargee.

2.5.2 Evidence of Registration. The Chargor shall promptly provide to the Chargee evidence, in form and substance satisfactory to the Chargee, of the presentation and registration done pursuant to Section 2.5.1 above.

ARTICLE III

RESERVED

ARTICLE IV

DISCHARGE AND REINSTATEMENT

4.1 Discharge. Upon the expiration of the Security Period, the Chargee shall, at the request and cost of the Chargor, and in such form as the Chargee shall reasonably approve, release and discharge the security created by this Deed and reassign the Security Assets back to the Chargor, without any representation or warranty by or recourse to the Chargee or any of its nominees.

4.2 Retention of Security. If the Chargee considers that any amount paid or credited to it under any of the Loan Documents is capable of being avoided or otherwise set aside on the winding-up of the payor or any other Person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Obligations have been unconditionally and irrevocably paid.

4.3 Reinstatement. If any payment by the Chargor or any other Loan Party or any discharge given by the Chargee (whether in respect of the Secured Obligations or any security for those any of the Secured Obligations or otherwise) is avoided or reduced for any reason including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event:

4.3.1 the liability of the Chargor and the security constituted under this Deed shall continue and/or reinstated, as applicable, as if the payment, discharge, avoidance or reduction had not occurred; and

4.3.2 the Chargee will be entitled to recover the value or amount of that security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

ARTICLE V

CONTINUING SECURITY

5.1 Continuing Security Through Security Period. The security hereby constituted shall be, and will at all times hereafter, be a continuing security, and shall remain in operation to secure whatever may be the ultimate balance at any time or from time to time due to the Chargee in respect of the Secured Obligations (including all contingent liabilities) until all of the Secured Obligations have been irrevocably paid and discharged in full to the reasonable satisfaction of the Chargee and the Chargee is not under any further obligation (whether actual or contingent) to make any advance or provide any financial accommodation under any of the Loan Documents.

5.2 No Discharge. The security hereby constituted shall not be, or be deemed to be, affected satisfied or discharged by any intermediate payment or satisfaction from time to time or at any time of the whole, or any part, of the Secured Obligations, nor shall such continuing security be, or be deemed to be, in any way released or discharged by the release or partial release by the Chargee of any of the Security Assets or any other Collateral securing the Loan or by any of the documents relating to the Loan constituted, or by any other thing done or omitted or neglected to be done by the Chargee in relation to any Security Assets, or by the release or taking, holding, varying or non-enforcement of any other security, collateral, additional or otherwise whatsoever which may for the time being be held, or which may at any time hereafter be held, by the Chargee for securing the Secured Obligations or any part thereof.

5.3 Additional and Independent Obligations. The obligations of the Chargor hereunder are in addition to, and are independent of and shall not be in any way prejudiced, by any other guarantee or security now or subsequently held by the Chargee in respect of the Secured Obligations.

5.4 No Obligation to Pursue other Collateral or Rights. The Chargor waives any right it may have to first require the Chargee to proceed against or enforce any other rights or Collateral or claim payment from any Person before claiming the Chargor under this Deed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Chargor. The Chargor hereby represents and warrants to the Chargee as follows:

6.1.1 General. The representations and warranties contained in Section 5.01 of the Credit Agreement are true, complete and correct.

6.1.2 Priority of Obligations. Its payment obligations under this Deed rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by Governmental Rules applying to companies generally. Upon perfection of the Liens created by this Deed, such Liens shall at all times rank first in priority of security to all other Indebtedness of the Chargor, with the exception of any obligations which are mandatorily preferred by law and not by agreement and the Permitted Encumbrances. Furthermore, no Lien to secure any Indebtedness of the Chargor exists on or over any of the assets of the Chargor, except the Liens in favour of the Chargee under this Deed or other Security Agreements and the Permitted Encumbrances.

6.1.3 No Filing or Stamp Taxes. Save for the registration referred to in Schedule I of this Deed within the prescribed time limit, it is not necessary to ensure the validity, enforceability or priority of this Deed that this Deed or any other document be filed, recorded or enrolled with any court or other authority. In addition, except for registration fees, it is not necessary that any stamp, registration or similar tax be paid on or in relation to this Deed.

6.1.4 Immunity. It is not subject to civil and commercial law and to legal proceedings and neither the Chargor nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any suit, judgment, execution, attachment or other legal process.

6.1.5 Lien Free Title. The Chargor is the sole legal and beneficial owner of the Security Assets, free and clear of all Liens except the Permitted Encumbrances. No Person has any legal or equitable interest or options in or claims against any of the Security Assets, any portion thereof, or any revenues, profits, cash flow or gains therefrom.

6.1.6 Security Assets Documents. The Chargor has delivered to the Chargee true, correct and complete copies of all Security Assets Documents and no amendments, variations, supplements or modifications have been proposed or agreed by the parties thereto, except as consented to by the Chargee, and each of the Security Assets Documents are valid and subsisting and no action has been taken by any party thereto which would in any way render the Security Assets Documents inoperative or unenforceable in any material respect.

6.1.7 Breaches. The Chargor and the other parties to each Security Assets Document are in full compliance with their obligations thereunder, and there has been no default, under any such agreement or instrument and none of the parties to any Security Assets Document are entitled to terminate, nor has the Chargor any actual knowledge of any events which can reasonably be expected to give rise to the termination of, any such agreement or instrument;

6.1.8 Prohibitions on Security. There is no prohibition on assignment or charging in any Security Assets upon the terms and conditions set forth herein.

6.1.9 Required Security Perfection Actions. The applicable Security Perfection Requirements specified in Schedule I of this Deed are all the recordings, filings and other actions necessary or appropriate in order to establish, protect and perfect the Liens on and security interests in and to the Security Assets in favour of the Chargee under the laws of Hong Kong. Except as specified in Schedule I of this Deed, all the recordings, filings and other actions necessary or appropriate in order to establish, protect and perfect the Liens on and security interests in and to the Security Assets in favour of the Chargee under the laws of Hong Kong have been completed in accordance with applicable Governmental Rules on or prior to the Closing Date.

6.2 Representation and Warranty Diligence. The Chargor hereby represents and warrants that the representations and warranties of the Chargor in this Deed, the other Loan Documents to which it is a party or any other certificate, document or schedule prepared by or on behalf of the Chargor or its Affiliates and furnished to the Chargee in connection with the Loan, and the review and inquiry made on behalf of the Chargor, have all been made by the employees of Chargor Parties or their applicable Affiliates having the requisite expertise and knowledge to provide such representations and warranties.

6.3 Continuing Representation and Warranty. The representations set out in this Deed are made on the date of this Deed. Unless a representation is expressed to be given at a specific date, each representation under this Deed is deemed to be repeated by the applicable Person on each date during the Security Period. When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

6.4 Acknowledgement of Reliance. The Chargor acknowledges that the Chargee has entered into the Credit Agreement and this Deed in reliance upon the representations and warranties contained in this Deed.

ARTICLE VII

UNDERTAKINGS

7.1 Undertakings. The Chargor undertakes and agrees with the Chargee, throughout the continuance of this Deed and so long as the Secured Obligations or any part thereof remains owing or the Chargee is under any obligation (whether actual or contingent) to make available any further advance or financial accommodation under any Loan Document, that the Chargor will, unless the Chargee otherwise agrees in writing:

7.1.1 No Further Liens. The Chargor shall not create or attempt or agree to create or permit to arise or exist any Lien over all or any part of the Security Assets or any interest therein except under or pursuant to this Deed or permitted by the other Loan Documents. At all times, the Chargor shall remain as the sole beneficial owner of the Security Assets.

7.1.2 Disposals. The Chargor shall not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any substantial part of its business or property, whether now owned or hereafter acquired, including receivables and leasehold interests, but excluding:

(a) obsolete or worn-out property, including equipment no longer used or useful to its business; and

(b) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms in accordance with the terms and conditions of the Loan Documents.

7.1.3 General Administration of Security Assets. The Chargor shall service, administer and manage the Security Assets in a commercially reasonable, efficient and diligent manner and in accordance with all Governmental Rules. Furthermore, the Chargor shall not do or omit to do any act or thing whereby the recovery in full of any monies payable in respect of any Security Assets may be prejudiced or negatively affected.

7.1.4 Amendment, Modification or Waiver of Security Assets Documents. The Chargor shall not amend, extend, renew or otherwise modify any material Security Assets Documents, commence or settle or take any action with respect to the enforcement of any Security Assets Documents following any breach or default thereunder, or permit or authorize any of the foregoing, in each case without the prior written consent of the Chargee.

7.1.5 Governmental Approvals. The Chargor shall not amend or modify any approvals or registrations with any Governmental Authorities in connection with or related to any of the Security Assets, without first obtaining the prior written consent of the Chargee.

7.1.6 Notice of Security. If the rights of the Chargor under any Security Assets Documents cannot be secured with the consent of the party to that document: (a) the Chargor shall immediately notify the Chargee in writing; and (b) if required by the Chargee, give notice in the form reasonably required by the Chargee to any relevant Person of the Security contained in Section 2 and procure that such Person acknowledge such notice and take such other measures as the Chargee may require to perfect or preserve the Charge in favour of the Chargee over any of the applicable Charged Property.

7.1.7 Further Actions. The Chargor shall:

(a) do or permit to be done every act or thing which the Chargee may from time to time reasonably require for the purpose of enforcing the rights of the Chargee hereunder;

(b) not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value of the Chargee’s security hereunder;

(c) supply to the Chargee, such information regarding the Security Assets as the Chargee may require; and

(d) ensure that at all times this Deed (and the claims of the Chargee against it hereunder) shall have the priority which this Deed is expressed to have and obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation and/or any other relevant jurisdiction to enable it lawfully to enter into and perform its obligations under this Deed and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation and Hong Kong and any other relevant jurisdiction.

7.2 Maintenance of Company Existence. The Chargor further undertakes and agrees with the Chargee, throughout the continuance of this Deed and so long as the Secured Obligations or any part thereof remains owing or the Chargee is under any obligation (whether actual or contingent) to make available any further advance or financial accommodation under any Loan Document, that the Chargor shall, unless the Chargee otherwise agrees in writing:

7.2.1 preserve and keep in full force and effect its existence as a Hong Kong private company limited by shares, and all material franchises, rights and privileges under the laws of the jurisdiction of its formation, and all material qualifications, licenses and permits applicable to the ownership, administration and management of its assets;

7.2.2 not wind up, liquidate, dissolve, reorganize, merge or consolidate with or into any other Person, or convey, sell, assign, transfer, lease (except as contemplated or permitted by any Loan Document) or otherwise dispose of all or substantially all of its assets (except as contemplated or permitted by any Loan Document), or acquire all or substantially all of the assets of the business of any other Person;

7.2.3 conduct business only in its own name and shall not change its name, identity or organizational structure unless it shall have obtained the prior written consent of the Chargee (which consent shall not be unreasonably withheld or delayed); and

7.2.4 not change the location of its registered office or principal place of business, unless it shall have given the Chargee at least fifteen (15) Business Days’ (which consent shall not be unreasonably withheld, conditioned or delayed) prior written notice thereof (upon such a change of location, it agrees to deliver to the Chargee such Supplemental Documentation (as defined in Section 19.1 below) reasonably requested by the Chargee relating to such change).

7.3 Additional Undertakings Regarding Specific Items of Security Assets. The Chargor further undertakes and agrees with the Chargee, throughout the continuance of this Deed and so long as the Secured Obligations or any part thereof remains owing or the Chargee is under any obligation (whether actual or contingent) to make available any further advance or financial accommodation under any Loan Document, that the Chargor shall, unless the Chargee otherwise agrees in writing:

7.3.1 Account Receivables:

(i)	get in and realize all account receivables, book, other debts and sums of money owing to the Chargor charged pursuant to Section 2 in the ordinary course of its business;

(ii)

pay directly to the Chargee, or if required by the Chargee, pay into a separate designated account or accounts (as the Chargee may require) with a bank approved by the Chargee, all sums of money which it may receive in respect of the account receivables, book debts and other debts charged pursuant to this Deed and pay or otherwise deal with such money standing in such account in accordance with any directions from time to time given in writing by the Chargee;

(iii)	deal with such account receivables, book debts and other debts charged pursuant to this Deed in accordance with directions from time to time given in writing by the Chargee and, in default of and subject to any such directions, deal with the same only in the ordinary course of getting in and realizing the same (but not sell, assign, factor or discount the same in any way); and

(iv)	permit any bank with whom an account referred to Clause 7.3.1(ii) is opened to furnish directly to the Chargee from time to time upon request full statements and particulars of all the Chargor’s accounts with it and such other financial statements and information respecting the assets and liabilities of the Chargor as are from time to time available to such bank;

7.3.2 Pay Obligations: pay the rent, rates, taxes, expenses and all outgoings in respect of all and any premises wherein the relevant Security Assets is placed and keep the same from being distrained for rent, rates or taxes, or from being taken under any execution, and at all times on demand produce to the Chargee, or its authorized agent, receipts or other payment evidence satisfactory to the Chargee for such rent, rates and taxes; and it shall be lawful for the Chargee to pay and discharge all rent, rates, taxes, expenses and all outgoings which at any time during the subsistence of this Deed may be, or may become, due and payable in respect of such said premises in which the relevant Security Assets, or any part thereof, are placed for the time being, and thereupon all such payments made by the Chargee together with interest at the rate then applicable under the Credit Agreement for the Loan shall be deemed part of the Secured Obligations and be secured thereby;

7.3.3 Observe Land Covenants: observe and perform all restrictive and other covenants and stipulations for the time being contained in any title deeds, leases or other documents of title affecting any real property (save as disclosed in the Credit Agreement), of which the Chargor is or may become the owner or the tenant or affecting the mode of user or enjoyment of such land and buildings or affecting its industrial or intellectual property or other licences or its ancillary or connected rights, and will not, without the prior consent of the Chargee enter into any onerous or restrictive obligation with regard thereto;

7.3.4 Material Contracts, Agreement and Leases: not enter into any material contracts, agreements or leases without taking such action as the Chargee may reasonably require to perfect the Chargee’s Security in such material contracts, agreements or leases.

7.3.5 Insurance:

(i)

insure and keep insured the Security Assets of an insurable nature against loss or damage by fire and other usual risks and (in each case) by such other risks and contingencies as the Chargee may reasonably require, in such amounts as may reasonably be specified from time to time by the Chargee or, in the absence of any such specification, in their full replacement costs and maintain such other

Insurances, including third party and public liability insurance, as are commonly maintained by prudent companies carrying on similar businesses or activities, in each case, with such insurance company or office and through such insurance brokers as the Chargee shall approve;

(ii)	procure that the interest of the Chargee is noted on all such policies of insurance and that mortgagee sections are incorporated therein in such manner and on such terms as the Chargee may reasonably require or, if required by the Chargee, effect all such policies in the joint names of the Chargee and the Chargor and the Chargor hereby assigns to the Chargee the benefit of all such policies and the proceeds thereof and agrees to enter into such further assignments in relation thereto in such manner and on such terms as the Chargee may reasonably require;

(iii)	punctually pay all premiums or sums of money necessary for effecting such Insurances as aforesaid and endorse over, produce or deliver to the Chargee all policies of insurance and the receipts for every such payment;

(iv)	apply any monies received or recovered by the Chargor under any Insurances in repairing or reinstating the loss or damage in respect of which the monies were received or recovered or, if the Chargee shall so direct, in or towards satisfaction of the Secured Obligations; and

(v)	promptly on request from the Chargee give relevant insurers notice of the charge over the Insurances in such form as the Chargee may require and use its reasonable endeavours to procure that each insurer acknowledges such notice.

7.3.6 Maintain Property: at all times keep or cause to be kept all its property and assets material to the conduct of its business in good working order and condition, ordinary fair wear and tear excepted;

7.3.7 Use: save as disclosed in the Credit Agreement, not carry out any operation on or institute or continue any use of any real property for any purpose for which the permission of any Governmental Authority is required unless such permission has been obtained or make any material alterations or additions to such real property unless and until any requisite governmental or other official consents therefore have been obtained;

7.3.8 Inspection of Security Assets: allow the Chargee or its agents with or without surveyors, workmen and others at all reasonable times and upon reasonable notice to enter upon or inspect all or any part of the Security Assets, and any fixtures, plant, machinery and other effects used for the purposes of or in connection with such property and to view the state of repair of such property (without thereby becoming liable as mortgagee in possession);

7.3.9 No Severance: in relation to any real property of the Chargor, not sever or permit to be severed, save as authorised or permitted by this Deed, any Fixed Assets or any Fixtures relating to such property, except for the purpose of replacing them by others of equal or greater value and any such replacements shall be subject to the security created by Section 2.1.3 of this Deed;

7.3.10 Waste: not commit any waste upon or injure or in any manner or by any means lessen the value of the Security Assets;

7.3.11 Perform Liabilities in Title Deeds: observe and perform all covenants, terms and conditions contained in any title deeds, leases or other documents of title applicable to the Security Assets;

7.3.12 Real Property: notify the Chargee of any contract made by it for the acquisition of any Fixed Assets or any real or immovable property or any estate or interest in such property as well as any amendment or modification of any lease;

7.3.13 Title Deeds: deposit with the Chargee any deeds and documents of title relating to the Security Assets upon acquisition and shall at any time at the request of the Chargee execute a legal mortgage over the property mentioned in this Paragraph in favour of the Chargee in such form as the Chargee may reasonably require and in the case of any leasehold property shall use all reasonable endeavours to obtain any requisite consent from the lessor;

7.3.14 Statements Identifying Intellectual Property: furnish to the Chargee from time to time statements and schedules further identifying and describing the Intellectual Property Rights and such other reports in connection with the Intellectual Property Rights as the Chargee may reasonably request, all in reasonable detail;

7.3.15 Intellectual Property:

(vi)	undertake all necessary steps to prosecute and maintain the Intellectual Property Rights and pay such fees, registration taxes, maintenance charges and similar amounts as are necessary to keep the Intellectual Property Rights in full force and effect;

(vii)	if requested to do so by the Chargee, make entries in any public register of the Intellectual Property Rights either to record the existence of this Deed or the restrictions on disposal effected by this Deed as the Chargee deems necessary (on the basis of legal advice) to protect the security interest intended to be created by this Deed over the Intellectual Property Rights;

(viii)	take such steps as are necessary (including the institution of legal proceedings) to prevent third parties infringing the Intellectual Property Rights and (without prejudice to Paragraph (vi) above) take all other steps which are reasonably practicable to maintain and preserve its interests in them; and

(ix)	not, without the prior consent of the Chargee (such consent not to be unreasonably withheld or delayed), permit any Intellectual Property Right which is registered to be abandoned or cancelled or to lapse;

7.3.16 Obtain Consent: if any Security Assets Documents requires any consent from or notification to any Person to be obtained or made for the assignment or creation of any Security under this Deed in respect of such Security Assets Document (including any such Security Assets Document which cannot be assigned or otherwise provided as security to the Chargee on the date of this Deed as a result of such a consent not being obtained or requested), use reasonable endeavours to obtain consent from the relevant Person or notify the relevant Person of the relevant assignment or creation of such Security and, if requested, by the Chargee, promptly deliver such documents as may be reasonably required by the Chargee to show to the satisfaction of the Chargee that all such required consents have been obtained or all relevant notifications have been duly made; and

7.3.17 Restrictive Agreements: not enter into, incur or permit to exist any agreement, license, contract or other arrangement that prohibits, restricts or imposes any condition or limitation upon (i) its ability to create, incur or permit to exist any Security upon any of its property or assets; (ii) its rights in any of the trademarks or any of its other intellectual property; or (iii) its ability to pay dividends or other distributions with respect to any shares of its capital stock; provided that the foregoing shall not apply to (1) restrictions and conditions imposed by Governmental Rules or by the Loan Documents; or (2) restrictions and conditions identified in the Credit Agreement (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition).

7.4 Chargee May Remedy. If the Chargor shall default in complying with any of its undertakings, covenants or other obligations under this Deed then the Chargee may, on behalf of the Chargor, (but is not obliged to) perform the undertaking, covenants or other obligations in respect of which default shall have been made. The Chargor will repay on demand (with interest as hereafter stipulated) all monies expended by the Chargee in doing so and, until repayment, such monies shall form part of the Secured Obligations, shall have the benefit of the Security contained in this Deed and shall bear interest at the Default Rate with effect from the date of payment until repayment in full (both before and after judgment).

ARTICLE VIII

POWER OF SALE, APPLICATION OF MONEYS AND RECEIVER

8.1 Power of Sale.

8.1.1 Enforceability. Upon or after the occurrence of an Event of Default which is continuing, the Chargee, any Receiver and any nominee of the Chargee or any Receiver may severally, without further notice or authority, sell or otherwise dispose of all or any part of the Security Assets and may apply all or any part of the proceeds of any such sale or other disposition in accordance with Section 9.1. Without prejudice to the foregoing, upon or after the occurrence of an Event of Default which is continuing, the Chargee and any Receiver and any nominee of the Chargee or any Receiver shall severally have all the powers and rights of an absolute owner of the Security Assets and power to do or omit to do anything which the Chargor itself could do or omit to do, and may apply all or any part of the proceeds of the exercise of any such powers and rights in accordance with Section 9.1. In addition, upon or after the occurrence of an Event of Default which is continuing, the floating charges created under Section 2.1.7 shall automatically and immediately crystallise and operate as fixed charges. For avoidance of doubt, the power of sale and other powers conferred (or deemed by this Deed to be conferred by the Property Ordinance), will be immediately exercisable ay any time upon and during the continuance of an Event of Default.

8.1.2 Sale of Security Assets. The Chargee and any Receiver and any nominee of the Chargee or any Receiver shall be severally entitled to exercise such power of sale in such manner and at such time or times and for such consideration (whether payable immediately or by instalments) as it shall in its absolute discretion think fit (whether by private sale or otherwise) and so that the Security Assets (or any relevant part thereof) may be sold (i) subject to any conditions which the Chargee or any Receiver may think fit to impose, (ii) to any Person (including any Person connected with the Chargor or any Loan Party, the Chargee or any Receiver) and (iii) at any price.

8.1.3 Payments. At any time after the power of sale has arisen, any payments or revenues received on account of any of the Security Assets by the Chargee, any Receiver or any nominee of the Chargee or any Receiver may be applied by the Chargee or any Receiver as though they were proceeds of sale hereunder.

8.1.4 Purchaser Not Bound to Enquire. Each of the Chargee and any Receiver and any nominee of the Chargee or any Receiver is authorized to give a good discharge for any moneys received or recovered by it pursuant to the exercise of its power of sale and a purchaser shall not be bound to enquire whether the power of sale has arisen as herein provided nor be concerned with the manner of application of the proceeds of sale.

8.1.5 No Liability for Losses. The Chargor shall not have any claim against the Chargee, any Receiver or any nominee of the Chargee or any Receiver in respect of any loss arising out of any such sale or any postponement thereof (or the exercise or non-exercise of any other power by the Chargee or any Receiver or any nominee of the Chargee or any Receiver hereunder) howsoever caused and whether or not a better price could or might have been obtained upon the sale of the Security Assets or any part thereof by deferring or advancing the date of such sale or otherwise howsoever, except for actual damages or losses proximately caused by the bad faith, wilful misconduct or gross negligence of the Chargee or the Receiver.

8.1.6 Consolidation. Any restrictions on the consolidation of security shall be excluded to the fullest extent permitted by law and the Chargee shall, so far as it shall be lawful, be entitled to consolidate all or any of the security interests constituted by this Deed and/or its powers hereunder with any other security whether in existence at the date of this Deed or created thereafter.

8.2 Receivers.

8.2.1 Upon or after the occurrence of an Event of Default which is continuing or if requested by the Chargor, the Chargee may by writing (acting through an authorized officer of the Chargee) without notice to the Chargor:

(a) appoint one or more Persons to be a Receiver of the whole or any part of the Security Assets;

(b) remove (so far as it is lawfully able) any Receiver so appointed; and

(c) appoint another Person(s) as an additional or replacement Receiver(s).

8.2.2 Each Person appointed to be a Receiver pursuant to Section 8.2.1 shall be:

(a) entitled to act individually or together with any other Person appointed or substituted as Receiver;

(b) for all purposes deemed to be the agent of the Chargor who shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Chargee; and

(c) entitled to remuneration for his services at a rate to be fixed by the Chargee from time to time.

8.2.3 In addition to the powers conferred by Section 8.1, each Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up, insolvency or dissolution of the Chargor) have, in relation to the part of the Security Assets in respect of which he was appointed (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

(a) the power to do all things (including without limitation bringing or defending proceedings in the name or on behalf of the Chargor) which seem to such Receiver to be incidental or conducive to (i) any of the functions, powers, authorities or discretions conferred on or vested in him or (ii) the exercise of the rights under this Deed (including without limitation realisation of such part of the Security Assets) or (iii) bringing to his hands any assets of the Chargor forming, or which when got in would be, part of the Security Assets; and

(b) all the powers conferred on him by the law of equity.

8.2.4 Without prejudice to the generality of the foregoing, each Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up, insolvency or dissolution of the Chargor) have the following powers in relation to the part of the Security Assets (and any assets which, when got in, would be part of the Security Assets) in respect of which he was appointed (and every following reference in this Section 8.2.4 to the Security Assets shall be read as a reference to that part of the Security Assets in respect of which such Receiver was appointed), in each case without further notice:

(a) Take Possession. power to take immediate possession of, collect and get in all or any part of the Security Assets including without limitation all payment, dividends, interests and other monies arising therefrom or accruing thereto (whether before or after the date of his appointment) and without prejudice to the foregoing, to cause to be registered all or any part of the Security Assets in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof;

(b) Proceedings and Claims. power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Security Assets or this Deed in the name of the Chargor or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

(c) Disposition. power to sell, transfer, convey and/or dispose of all or any part of the Security Assets (in each case with or without cash consideration) in such manner and on such terms as he thinks fit;

(d) Acquisitions. power to purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall in his absolute discretion consider necessary or desirable for the improvement or realisation of the whole or any part of the Security Assets or otherwise for the benefit of the whole or any part of the Security Assets;

(e) Redemption of Security. power to redeem, discharge or compromise any security whether or not having priority to the security constituted by this Deed or any part of it;

(f) Covenants, Guarantees and Indemnities. power to make any arrangement, settlement or compromise or enter into any contracts as he shall think expedient in the interests of the Chargee, and/or to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company seal (if any) of the Chargor; and

(g) Exercise of Powers in Chargor’s Name. power to do all such other acts and things as may be considered by him to be incidental or conducive to any of the matters or powers aforesaid or otherwise incidental or conducive to the realisation of the Chargee’s security created by this Deed and which he may lawfully do and to use the name of the Chargor for all the purposes aforesaid, including without limitation, power to exercise any of the above powers on behalf of and in the name of the Chargor (notwithstanding any winding-up, insolvency or dissolution of the Chargor) or on his own behalf.

8.2.5 Each Receiver shall in the exercise of that Receiver’s powers, authorities and discretions conform to the directions and regulations from time to time given or made by the Chargee.

8.2.6 The powers of the Chargee and each Receiver hereunder shall be construed in the widest possible sense to the intent that the Chargee and each Receiver shall be afforded as wide and flexible a range of powers as possible.

ARTICLE IX

PROCEEDS OF SECURITY REALIZATION

9.1 Order of Application. All moneys received by the Chargee and/or any Receiver arising from any such sale, calling in, collection, dealing or other disposition under the powers conferred upon the Chargee or upon any Receiver, after the security hereby created has become enforceable, shall be applied:

Firstly	:	in discharge of all rent, taxes, rates and other outgoings whether governmental, municipal, contractual or otherwise, due and affecting the Security Assets or any part thereof;

Secondly	:	unless the Security Assets, or any part thereof (as the case may be), is/are sold subject to a prior Lien (if any), in discharge of that prior Lien;

Thirdly	:	in payment of the Receiver’s lawful remuneration, costs, Liens and expenses, and all lawful costs and expenses properly incurred in the sale or other dealing;

Fourthly	:	in payment of the Secured Obligations in full (and in the event of deficiency, towards such part(s) thereof as the Chargee may at its absolute discretion determine);

Provided that pending such application, the Chargee may place all such proceeds and moneys so received into a suspense account with a view to preserving the Chargee’s rights to prove for the whole of its claims against the parties to any security documents under the Loan and any residue shall be paid to the Person who, immediately before any sale or other dealing, was entitled to the Security Assets, or authorized to give a receipt for the proceeds of sale of the Security Assets. In the event the Secured Obligations have been paid in full, any balance of the proceeds set forth above shall be returned to the Chargor.

9.2 Liability to Receiver. Save as aforesaid, the Chargee shall be under no liability to the Receiver for his remuneration, costs, Liens or expenses.

ARTICLE X

NON-LIABILITY OF RECEIVER OR CHARGEE

10.1 No Mortgagee in Possession Liability. In any event, neither the Chargee, nor any Receiver, shall be liable, by reason of any entry into, or taking of, or possession of the Security Assets, or any of them, to account as mortgagee in possession or for anything, except actual receipts, or be liable for any loss on realisation, or for any default or omission for which a mortgagee in possession might be liable, except for actual damages or losses proximately caused by the bad faith, wilful misconduct or gross negligence of the Chargee or the Receiver.

10.2 No Restrictions. No restrictions imposed by any ordinance or by law on any immediate or other power of sale or on the consolidation of other securities shall apply to this security or to any security at any time given to the Chargee pursuant hereto or pursuant to any other agreement at any time entered into between the Chargee and/or the Chargor and/or any other parties to any security documents under the Loan.

ARTICLE XI

THIRD PARTY ENQUIRIES

11.1 No Further Enquires Required. No Person dealing with the Chargee, or any Receiver appointed by the Chargee, or with its or his attorneys or agents, shall be concerned to enquire whether any Event of Default has occurred or is continuing to authorize the Receiver or the Chargee to act, or whether the right of the Chargee, or any Receiver appointed by it to exercise any of the powers hereby conferred has arisen or become exercisable or not, or be concerned with notice to the contrary, or whether the security hereby constituted has become enforceable, or whether the power exercised, or purported to be exercised, has become exercisable, or whether any money remains due upon the security of this Deed, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale, calling-in, collection or conversion or power exercised, or to see to the application of any money paid to the Chargee, or to any Receiver, or its or his attorneys or managers or agents, and, in the absence of fraud or gross negligence or bad faith or wilful misconduct on the part of such Person, such dealing shall be deemed, so far as regards the safety and protection of such Person, to be within the powers hereby conferred, and to be valid and effectual accordingly; and the remedy of the Chargor in respect of any irregularity or impropriety whatsoever in the exercise of such powers shall be in damages only.

11.2 Involuntary Losses. Notwithstanding the aforesaid, the Chargee shall not be answerable for any involuntary losses which may happen in the exercise of the aforesaid powers and trusts or any of them.

ARTICLE XII

CHARGEE’S OR RECEIVER’S RECEIPT

Upon any such sale, calling-in, collection or conversion as aforesaid, and upon any other dealing or transaction under the provisions herein or in any security documents under the Loan contained, the receipt of the Chargee or any Receiver for the proceeds of the Security Assets, and for any other moneys paid to it or him shall effectually discharge the purchaser or Person paying the same therefrom, and from being concerned to see to the application, or being answerable for the loss or misapplication, thereof.

ARTICLE XIII

CHARGEE’S RIGHT TO SET OFF AND LIEN

13.1 Set Off. Upon and during the continuance of a Default, the Chargee shall (without prejudice to any general or banker’s lien, right of set-off or any other right to which it may be entitled) have the right, without notice to the Chargor, to set off and apply any credit balance in any currency upon any accounts and any deposit (whether current or deposit, general or special, and whether at or prior to maturity and whether subject to notice or not) to which the Chargor is at any time beneficially entitled on any account at any office of the Chargee towards the satisfaction of any sums owing by the Chargor to the Chargee under any of the Loan Documents (the “Overdue Sum”).

13.2 Currency Conversion. The Chargee is hereby authorized to purchase with the monies standing to the credit of any such accounts such other currencies and the Chargee may require to satisfy the Overdue Sum.

13.3 Other Rights. The Chargee shall not be obligated to exercise any of its rights under this Article XIII, which shall be without prejudice and in addition to any right of set-off, combination of accounts, line or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ARTICLE XIV

PERSONAL LIABILITY

The obligations, responsibility and liability on the part of the Chargor herein and in any of the documents relating to the Loan contained shall be personal to the Chargor, and shall not be affected, diminished or prejudiced by the release, discharge, surrender, variation, substitution or dissipation of all or any part or parts of the Security Assets.

ARTICLE XV

CLAIMS BY CHARGOR

15.1 No Security. The Chargor represents to and undertakes with the Chargee that it has not taken and will not take any security in respect of its liability under this Deed from any other Loan Party.

15.2 Non-competition. During the Security Period, unless otherwise directed by the Chargee, the Chargor shall not exercise or be entitled to any right of subrogation, contribution (including any right to seek contribution) or any other rights of a surety or enforce any security or other right or claim against the any other Loan Party (whether in respect of its liability under this Deed or otherwise), or any other Person who has guaranteed or given any security in respect of the Secured Obligations (or any obligation of any Loan Party under any Loan Document) or claim in the insolvency or liquidation of any Loan Party or any such other Person in competition with the Chargee.

15.3 Recovered Sums. If the Chargor receives or recovers any payment or benefit in breach of this Article, it shall hold the same upon trust for the Chargee as a continuing security for the Secured Obligations.

ARTICLE XVI

TAXES AND OTHER DEDUCTIONS

16.1 No Deductions or Withholdings. All sums payable by the Chargor under this Deed shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Chargor or any other Person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of the Chargee, the Chargor shall, together with such payment, pay such additional amount as will ensure that the Chargee receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required.

16.2 Evidence. The Chargor shall promptly forward to the Chargee copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

ARTICLE XVII

FEES, COSTS AND EXPENSES

17.1 Costs, Liens and Expenses. The Chargor shall from time to time forthwith on demand pay to or reimburse the Chargee or (as the case may be) the Receiver for:

17.1.1 subject to as agreed in the Credit Agreement, all reasonable costs, charges and expenses (including legal and other fees and all other out-of-pocket expenses) incurred by the Chargee, in connection with the registration of this Deed, any other documents required in connection therewith and/or any amendment to or extension of, or the giving of any consent or waiver in connection with, this Deed or in releasing or re-assigning this Deed upon payment of all monies hereby secured;

17.1.2 all costs, charges and expenses (including legal and other fees and all other out-of-pocket expenses) incurred by the Chargee in exercising any of its powers hereunder or in suing for or seeking to recover any sums due hereunder or otherwise preserving or enforcing its rights hereunder or in defending any claims brought against the Chargee in respect of this Deed or any Security Assets; and

17.1.3 all remuneration payable to any Receiver,

and, until payment of the same in full, all such costs, Liens, expenses and remuneration shall be secured by this Deed.

17.2 Interest. If the Chargor fails to pay any monies due and payable by the Chargor under this Deed, the Chargor shall pay interest on the unpaid sum from the due date to the date of payment (as well as before any demand or judgment and notwithstanding the liquidation of the Chargor or any other Person) at the applicable Interest Rate (or the Default Rate if an Event of Default has occurred and is continuing) specified in the Credit Agreement. For avoidance of doubt, if any monies due and payable hereunder by the Chargor are paid by the Chargor pursuant to any of the Loan Documents, the Chargee shall not be entitled to collect any such sums already recovered by the Chargee from the Chargor. Similarly, if any monies due and payable hereunder by the Chargor are paid by the Chargor, the Chargee shall not be entitled to recover from the Chargor any such sums already recovered by the Chargee from the Chargor.

ARTICLE XVIII

INDEMNITY

18.1 General Indemnity. The Chargor shall indemnify, defend and hold the Chargee harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including attorney’s fees (which attorney’s fees shall be limited to reasonable attorney’s fees), incurred or accruing by reason of any acts performed by the Chargee pursuant to the provisions of this Deed, except as a result of the Chargee’s fraud, gross negligence or wilful misconduct and except for costs or disbursements incurred in connection with the execution of this Deed. All sums paid by the Chargee pursuant to this Section 18.1, and all other sums expended by the Chargee to which it shall be entitled to be indemnified under or pursuant to this Deed, together with interest thereon at the rate then applicable under the Credit Agreement from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by this Deed and shall be payable by the Chargor to the Chargee upon demand.

18.2 Currency Indemnity – US Dollar Transaction.

18.2.1 The Loan is a US Dollar transaction in which the specification of payment in US Dollars and payment at the place specified in the applicable Loan Documents are of the essence. US Dollars shall be the sole currency of account and of payment with respect to all sums due and payable in connection with or related to the Loan, and the place specified in the applicable Loan Documents shall be the sole place of payment in all events.

18.2.2 The obligations of the Chargor to make any payment to the Chargee under this Deed or any of the Loan Documents in US Dollars at the place of payment specified in the applicable Loan Documents shall not be discharged or satisfied by an amount paid or recovered, whether pursuant to a judgment, order, award or otherwise, which is expressed in or converted into any currency other than US Dollars to the extent that the amount so paid or recovered on prompt conversion into US Dollars and transferred to the place of payment under normal banking procedures yields at the required place of payment an amount which is less than the amount of US Dollars (after deducting any costs of exchange and any other related costs) that is then due under the applicable Loan Documents. In such an event, the Chargee shall be entitled to demand that the Chargor indemnifies the Chargee against the shortfall. In addition, to the extent the Chargee is unable to convert any sum paid, payable or collectable by the Chargee (including, without limitation, any sums payable to the Chargee from the enforcement of any order, judgment, or award) under or pursuant to this Deed from a currency other than US Dollars to US Dollars, or otherwise remit any sums received or collected under or pursuant to this Deed in the PRC to an offshore jurisdiction specified by the Chargee, the Chargor shall also indemnify the Chargee from and against, any and all costs, liabilities, or losses arising out of or relating to the Chargee’s inability to so convert or remit such sum.

18.2.3 The Chargor shall indemnify the Chargee as required under Section 18.2 within five (5) Business Days of its receipt of a written demand from the Chargee for indemnity under this Section.

18.2.4 The indemnity obligation of the Chargor under this Section 18.2 shall be an obligation of the Chargor independent of and in addition to its other obligations under this Deed and the other Loan Documents and shall take effect notwithstanding any time or other concession granted to any Loan Party or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or analogous process) of any Loan Party.

ARTICLE XIX

FURTHER ASSURANCES AND REGISTRATION

19.1 Further Assurance. The Chargor shall, at its sole cost and expense: (i) execute and deliver to the Chargee such documents, instruments, certificates, assignments and other writings (the “Supplemental Documentation”); (ii) do such other acts necessary or reasonably desirable to evidence, perfect the Chargee’s security interest in, preserve and/or protect the Security Assets at any time securing or intended to secure the obligations of the Chargor under this Deed and any Loan Documents to which it is a party, as the Chargee may reasonably require; and (iii) do and execute all and such further lawful and reasonable acts, conveyances and assurances carrying out of the intents and purposes of this Deed and the other Loan Document to which it is a party as the Chargee shall reasonably require from time to time.

19.2 Agreement to Execute Further Documents. Except as permitted by and in compliance with the Credit Agreement, if the Chargor requests the Chargee’s approval of a restructuring of the Chargor’s ownership arrangement or structure, the Chargee may condition its approval on, among other things, delivery of such Supplemental Documentation as the Chargee may reasonably require, including, without limitation, a tax opinion in form and content reasonably acceptable to the Chargee from an accounting firm reasonably acceptable to the Chargee describing the tax implications of such structure.

19.3 Enforcement of Chargee’s Rights. The Chargor will do or permit to be done everything which the Chargee may from time to time reasonably require to be done for the purpose of enforcing the Chargee’s rights hereunder and will allow the name of the Chargor to be used as and when required by the Chargee for that purpose.

ARTICLE XX

POWER OF ATTORNEY

20.1 Appointment. The Chargor irrevocably appoints the Chargee and any Receiver severally by way of security to be its attorney (with full power of substitution) and in its name or otherwise on its behalf and as its act and deed to sign, seal, execute, deliver, perfect and do all deeds, instruments, acts and things which may be required or which the Chargee or any Receiver shall think proper or expedient for carrying out any obligations imposed on the Chargor hereunder or for exercising any of the powers hereby conferred or for giving to the Chargee the full benefit of this security and so that the appointment hereby made shall operate to confer on the Chargee and any Receiver severally authority to do on behalf of the Chargor anything which it can lawfully do by an attorney for the above purposes.

20.2 Ratification and Confirmation. The Chargor ratifies and confirms and agrees to ratify and confirm any deed, instrument, act or thing which such attorney or substitute may lawfully execute or do in accordance with this Deed.

ARTICLE XXI

SUSPENSE ACCOUNT

21.1 Right to Credit Suspense Account. The Chargee may place and keep any moneys received or recovered by virtue of or pursuant to this Deed (whether before or after the insolvency or liquidation of the Chargor or any other Loan Party) or otherwise in respect of the Security Assets (or any part thereof) to the credit of a suspense account for so long as the Chargee may think fit in order to preserve the rights of any or all of the Chargor Parties to sue or prove for the whole amount of its claims against the Chargor, any other Loan Party or any other Person.

21.2 Subsequent Liens. If the Chargee at any time receives or is deemed to have received notice of any subsequent Lien or other interest affecting all or any part of the Security Assets or any assignment or transfer of the Security Assets which is prohibited by the terms of this Deed or any other Loan Document, all payments thereafter by or on behalf of any or all of the Transaction Parties to the Chargee shall be treated as having been credited to a new account of the Chargee, and not as having been applied in reduction of the Secured Obligations as at the time when (or at any time after) the Chargee received such notice of such subsequent Lien or other interest or such assignment or transfer.

ARTICLE XXII

ASSIGNMENT

22.1 The Chargee may sell, assign, transfer, negotiate or grant participations (i) without the consent of the Chargor, to any of its Affiliates and (ii) with the prior written consent of the Chargor, to any other Person, in each case in all or part of the obligations of any member of the Company Group outstanding under this Deed; provided, however, that such obligations may not be transferred to any Person who, to the knowledge of the Chargee, is a direct competitor of the Company Group at the relevant time. The Chargee may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to any member of the Company Group. This Deed shall become effective when it shall have been executed by each party hereto and thereafter shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns, except that no member of the Company Group shall have the right to assign its or their rights hereunder or any interest herein without the prior written consent of the Chargee.

ARTICLE XXIII

[RESERVED]

ARTICLE XXIV

MISCELLANEOUS

24.1 Continuing Obligations. The liabilities and obligations of the Chargor under this Deed shall remain in force notwithstanding any act, omission, event or circumstance whatsoever, until the time when the Secured Obligations shall have been fully, properly, validly and irrevocably paid and discharged and the Chargee is under no obligation (whether actual or contingent) to make any advance or provide any financial accommodation under any Loan Document.

24.2 Protective Sections. Without limiting Sections 5.1 and 24.1, none of the obligations or liabilities of the Chargor, the validity or enforceability of this Deed and the security hereby constituted or the rights of the Chargee under this Deed shall be discharged, impaired, prejudiced or in any way be affected by:-

24.2.1 the granting of any time, indulgence, concession, compromise, waiver or consent whatsoever at any time given to any Loan Party or any other Person;

24.2.2 any amendment, modification or variation of any Loan Document or any other agreement;

24.2.3 the illegality, invalidity or unenforceability of any obligation or liability of any Loan Party or any other Person;

24.2.4 the invalidity or irregularity in the execution of any Loan Document or any other agreement;

24.2.5 any lack of or deficiency in the powers of any Loan Party or any other Person to enter into or perform any of its obligations or liabilities under any Loan Document or any other agreement or any irregularity in the exercise thereof or any lack of or deficiency in authority by any Person purporting to act on behalf of any Loan Party or any other Person;

24.2.6 the insolvency, liquidation, incapacity, disability, limitation, change of constitution or status, death, or bankruptcy of any Loan Party or any other Person;

24.2.7 any other Loan Document, Lien, guarantee or other security or right or remedy being or becoming held by or available to the Chargee or by any of the same being or becoming wholly or partly void, voidable, unenforceable or impaired or by the Chargee at any time exercising or non-exercising, releasing, refraining from enforcing, varying or in any other way dealing with any of the same or any power, right, remedy or security the Chargee may now or hereafter have from or against any Loan Party or any other Person;

24.2.8 any release, waiver, exercise, omission to exercise or renewal of any rights against any Loan Party or any other Person or any compromise, arrangement or settlement with any of the same;

24.2.9 any taking, exchange, application, release, sale, disposition or non-perfection of any other Collateral;

24.2.10 any defence based on applicable statutes of limitations, or any existence or reliance on any representation by the Chargee, or any other circumstance that might otherwise constitute a defence available to, or a discharge of any Loan Party or any other Person; and/or

24.2.11 any act, omission, matter, circumstance or event which would or may but for the provisions of this Section 24.2 operate to impair, prejudice, discharge or otherwise affect this Deed or the obligations or liabilities of the Chargor hereunder.

24.3 Unrestricted Right of Enforcement. This Deed (or any provision hereof) may be enforced, and any demand hereunder may be made, without the Chargee first having recourse to any other security or rights or taking any other steps or proceedings against the Chargor, any other Loan Party or any other Person or may be enforced for any balance due after resorting to any one or more other means of obtaining payment or discharge of the monies, obligations and liabilities secured hereby.

24.4 Discharge and Releases. Notwithstanding any discharge, release or settlement from time to time between the Chargee and the Chargor, if any security, disposition or payment granted or made to or recovered by the Chargee in respect of any or all of the obligations of a Loan Party under or in connection with the Loan, whether by or from the Chargor, any other Loan Party or any other Person, is avoided or set aside or ordered to be surrendered, paid away, refunded or reduced by virtue of any provision, law or enactment relating to bankruptcy, insolvency, liquidation, winding-up, composition or arrangement for the time being in force or for any other reason, the Chargee shall be entitled hereafter to enforce this Deed as if no such discharge, release or settlement had occurred.

24.5 Notice. Each notice required or permitted to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by internationally recognized overnight mail or courier service with a reliable tracking system, or (iii) transmitted by facsimile (with postage prepaid mail confirmation (airmail if international)), as elected by the party giving such notice to the other party at the following addresses or facsimile numbers:

If to Chargee:

Medley Opportunity Fund, Ltd. (Cayman)

c/o Medley Capital LLC

Investment Manager for Medley Opportunity Fund Ltd.

(Cayman)

375 Park Avenue, Suite 3304

New York, NY 10152

U.S.A

Attention: Andrew Fentress

Facsimile No.: 212-759-0091

If to Chargor:

CGEN Media Technology Company Limited

c/o CGEN Digital Media Network Co., Ltd.

Suite 3213-14, Tower B, City Center of Shanghai

No. 100 Zunyi Road, Shanghai, 200051

China

Attention: Yi Sing Chan

Facsimile No.: +86 21 6237 1918

All notices and other communications shall be deemed to have been duly given when actually received. Either party may change its address or facsimile number for the purposes hereof by written notice to the other party (it being acknowledged that, upon a Securitization, the Chargee may add as a notice recipient the master servicer in connection with such Securitization).

24.6 Amendments, Modifications and Waivers. No amendment, modifications and waiver of any provision of this Deed, nor any consent to any departure by the Chargor therefrom, shall in any event be effective unless the same shall be in writing and signed by the party to be charged, and such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Chargor or the Chargee in any case shall entitle the Chargor or the Chargee to any other or further notice or demand in the same, similar or other circumstances.

24.7 Invalid Provisions – Severability. If any provision of this Deed is held to be illegal, invalid or unenforceable, such provision shall be fully severable; this Deed shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and thereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Deed a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

24.8 Successors and Assigns. This Deed shall be binding upon and inure to the benefit of the Chargee and the Chargor and their respective successors and permitted assigns.

24.9 Waiver of Rights by Chargee. Neither any failure nor any delay on the part of the Chargee in exercising any right, power or privilege under this Deed or any of the other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

24.10 Cumulative Rights. The rights and remedies of the Chargee under this Deed and the other Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

24.11 Governing Law. This Deed and the rights and obligations of the parties hereunder shall be interpreted, construed, applied and enforced in accordance with the laws of Hong Kong.

24.12 Jurisdiction.

24.12.1 Hong Kong Courts. Each of the parties hereto agrees that except as provided in Section 24.12.3, the courts of Hong Kong shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with or related to this Deed (together, the “Proceedings”) and, for such purposes, irrecoverably submits to non-exclusive the jurisdiction of such court.

24.12.2 Appropriate Forum. Each of the parties hereto irrevocably waives any objection which it might now or hereafter have to the courts of Hong Kong being nominated as the forum to hear, determine and settle any Proceedings, and agrees not to claim that any such court is not a convenient or appropriate forum.

24.12.3 Non-exclusivity. The submission to the jurisdiction of the courts of Hong Kong shall not (and shall not be construed so as to) limit the right of Chargee hereto to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Governmental Rules.

24.12.4 Consent to Enforcement. The Chargor consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

24.12.5 Waiver of Immunity. Insofar as the Chargor or its assets should at any time be or become entitled to any immunity, whether characterized as sovereign immunity or otherwise, from any set-off, or the Proceedings, whether in Hong Kong, or elsewhere, to enforce or collect upon this Deed or any document or instrument contemplated herein (including immunity from service of process, immunity of any of its assets from attachment prior to entry of judgment and from attachment in aid of execution, or from execution, upon a judgment), the Chargor hereby expressly and irrevocably waives any and all such immunity to the fullest extent permitted by the applicable Governmental Rules. The Chargor further consents in respect of any such Proceeding to the giving of any relief (including interlocutory relief) or the issue of any process at any time generally in connection therewith and in particular (but without prejudice to the generality of the foregoing) to the making, enforcement or execution against any assets of any kind whatsoever and for whatsoever purpose it is in use or intended to be used of any order which may be given in such Proceedings.

24.12.6 Alternative Service of Process or Jurisdiction. Nothing in this Deed shall affect the right to serve process in any other manner permitted by Governmental Rule or the right to bring Proceedings in any other jurisdiction (other than Hong Kong) for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

24.12.7 Final Judgment Conclusive. Each of the parties hereto agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

24.13 Entire Agreement. This Deed and the other Loan Documents embody the entire agreement with respect to the subject matter covered by these documents and understanding between the Chargee and the Chargor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.

24.14 Business Days. Unless otherwise expressly provided to the contrary, whenever action must be taken (including the giving of notice or the delivery of documents) under this Deed or any of the other Loan Documents during a certain period of time or by a particular date that ends or occurs is not a Business Day, then such period or date shall be extended until the immediately following Business Day.

24.15 No Joint Venture or Partnerships. The Chargor and the Chargee intend that the relationships created hereunder be solely that of security provider and Chargee. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between the Chargor and the Chargee.

24.16 Controlling Provisions. To the extent that the provisions of this Deed are inconsistent with any provision of the Credit Agreement, unless this Deed provides otherwise, the provisions of the Credit Agreement shall take precedence.

24.17 Chargee’s Discretion. Whenever pursuant to this Deed, the Chargee exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to the Chargee, the decision of the Chargee to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of the Chargee and shall be final and conclusive.

24.18 Calculations and Certificates.

24.18.1 If any litigation or arbitration proceedings arising out of or in connection with a Loan Document, the entries made in the accounts maintained by the Chargee shall be prima facie evidence of the matters to which they relate.

24.18.2 Any determination by or certificate of the Chargee under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.18.3 Any interest, commission or fee accruing under a Loan Document shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of 360 days.

24.19 English Language.

24.19.1 This Deed is executed by the parties hereto in the English language. In the event that a Chinese language version of this Deed is also executed, such Chinese language version shall (for all intents and purposes) be treated only as a translation of this Deed, and the English language version of this Deed shall (for all intents and purposes) govern and be treated as the correct version should there be any discrepancy between the English and the Chinese language version of this Deed.

24.19.2 Each notice, demand or other communication given or made by any party to another in relation to this Deed, and any other documents or instruments required to be delivered by one party to another hereunder, shall be in the English language. If such documents or instruments are not in the English language, if required by the Chargee such documents or instruments shall be translated into English at the costs and expense of the Chargor and, in this case, the English language translation will prevail unless the document is a constitutional, statutory or other official governmental document.

24.19.3 Notwithstanding Section 24.19.2 above, the documents provided in connection with any of the following may be provided in Chinese and, if in Chinese, will not be required to be translated:

(a) statements and correspondence with respect to any bank accounts in the PRC;

(b) notices, correspondence and any other written communications involving a Governmental Agency in the PRC;

(c) the leases and any notices, correspondence and any other written communications relating to leases;

(d) constitutional, statutory and official documents in relation to an entity incorporated in the PRC; and

(e) any invoices, receipts and any other written communications from third party service providers in the PRC other than the Managing Agent.

24.20 Counterparts. This Deed may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

[NO FURTHER TEXT ON THIS PAGE]

SCHEDULE 1

SECURITY PERFECTION REQUIREMENT

Documents	Responsible Parties	Perfection Requirements	Time Limit	Remarks

HK Holdco Debenture	Chargor	Filing with the Companies Registry of Hong Kong	Within 5 weeks of Closing Date	Original document together with filing fee (currently, HK$340)
	Chargor	Update the Register of Mortgages/Charges of Chargor	Closing Date	N/A

[SIGNATURE PAGE 1 OF DEBENTURE (HK HOLDCO)]

IN WITNESS WHEREOF, the parties hereto have caused this Deed to be executed as a deed by their respective duly authorized signatories as of the day and year first written above.

CHARGOR:

SEALED with the COMMON SEAL of	)
CGEN MEDIA TECHNOLOGY	)
COMPANY LIMITED	)
and signed by	)/s/
)
____________________	)
director	)
)
in the presence of:____________________

[Signatures Continued on Following Pages]

1

[SIGNATURE PAGE 2 OF DEBENTURE (HK HOLDCO)]

CHARGEE:

SIGNED by	)
)
MEDLEY OPPORTUNITY FUND, LTD.	)
by:	)
)
_____________________	)
Authorized Signatory	)/s/
)

in the presence of: ____________________

[END]

2